EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-3793, 333-3797 and 33-73496) and Form S-8 (File Nos. 333-61372, 333-61374, 333-64701) of Nobel Learning Communities, Inc. of our report dated September 3, 2002 relating to the financial statements, which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

September 15, 2004